Exhibit 10.2

AMENDMENT OF BIOMIMETIC THERAPEUTICS, INC. 2001 LONG-TERM STOCK INCENTIVE PLAN

Amendment of BioMimetic Therapeutics, Inc. 2001 Long-Term Stock Incentive Plan (the “Plan”) of BioMimetic Therapeutics, Inc. (the “Corporation”) as approved by the shareholders of the Corporation at a shareholder’s meeting on June 17, 2010 and as approved by the Board of Directors on February 24, 2010.

The Plan shall be amended by deleting Section 5.2(b) thereof and replacing it with a new Section 5.2(b) so that, as amended, said Section 5.2(b) shall be and read as follows:

(b)           Subject to the following provisions of this Section 5.2(b), the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to 6,019,723 shares of Stock; provided however, that the aggregate pool of shares of Stock available for grant under the Plan shall increase automatically on the first business day of each calendar year, commencing with January 1, 2011, to equal the lesser of (i) 17% of the Company’s outstanding Stock as of such date, (ii) 10,000,000 shares or (iii) a lesser number of shares determined by the Board (the “Evergreen Pool”).  In no event, however, shall the number of shares of stock available under the Plan be reduced as a result of the application of this provision.  Beginning on the tenth anniversary of the effective date of this Amendment, the Evergreen Pool shall not increase automatically as set forth in this Section 5.2(b) unless the Stock Incentive Plan is approved by the Company’s shareholders no later than each 10 year anniversary of the effective date of this Amendment.

-End of Amendment-